Exhibit 99.4

Team Member FAQ

1.	What was announced?

•	GMS announced an agreement with The Home Depot to be acquired by its specialty trade distribution subsidiary, SRS Distribution. Under the terms of the merger agreement, a subsidiary of SRS will commence a cash tender offer to purchase all outstanding shares of GMS common stock for $110.00 per share, reflecting a total equity value of approximately $4.265 billion and implying a total enterprise value (including net debt) of approximately $5.5 billion.
•	This transaction marks an important step for GMS and is a testament to our team’s hard work and dedication and to the Company’s history and reputation for excellent customer service.
•	Together with SRS and The Home Depot, we believe that GMS will be in an even stronger position for long-term success as part of a larger organization with greater resources and opportunity for growth.

2.	Why SRS and The Home Depot? Why now?

•	Joining forces with SRS and The Home Depot is an important step for GMS.
•	Our team has earned the reputation of consistently executing with focus on our strategic pillars to expand sales of core products, grow complementary products, expand our business and drive improved productivity and profitability.
•	In SRS and The Home Depot, we have identified partners that have great respect for the strong business we have built at GMS, and the products and capabilities we can bring to their professional contractor customer offerings.
•	SRS and The Home Depot value the platform we have established expanding our national reach, combined with our local go-to-market focus that serves commercial and residential customers.
•	Importantly, GMS, SRS and The Home Depot share core values that include an entrepreneurial attitude, building strong relationships, delivering excellent service and believing you can never go wrong doing the right thing.
•	Together with SRS and The Home Depot, we believe that GMS will be in an even stronger position for long-term success as part of a larger organization with greater resources and opportunity for growth.
•	We are excited to join SRS and The Home Depot family and look forward to collectively being able to provide an even wider breadth of product and service offerings while delivering superior value to our professional contractor customers.

3.	What are the benefits of the transaction?

•	This transaction marks an important step for GMS and is a testament to our team’s hard work and dedication and to the Company’s history and reputation for excellent customer service.
•	Together with SRS and The Home Depot, we believe that GMS will be in an even stronger position for long-term success as part of a larger organization with greater resources and opportunity for growth.

•	We are confident that as part of SRS and The Home Depot, we will be better able to fulfill our commitment to be the best distributor in our end markets by consistently providing outstanding service and value for our customers by creating solutions that meet their needs.
•	We are excited to join SRS and The Home Depot family and look forward to collectively being able to provide an even wider breadth of product and service offerings while delivering superior value to our professional contractor customers.

4.	Does this transaction impact GMS’ strategy moving forward?

•	Our team has earned the reputation of consistently executing with focus on our strategic pillars to expand sales of core products, grow complementary products, expand our business and drive improved productivity and profitability – all while keeping the customer at the center of what we do.
•	In SRS and The Home Depot, we have identified partners that have great respect for the strong business we have built at GMS, and the products and capabilities we can bring to their professional contractor customer offerings.
•	We are confident that as part of SRS and The Home Depot, we will be better able to fulfill our commitment to be the best distributor in our end markets by consistently providing outstanding service and value for our customers by creating solutions that meet their needs.
•	Together with SRS and The Home Depot, we believe that GMS will be in an even stronger position for long-term success as part of a larger organization with greater resources and opportunity for growth.

5.	When is the transaction expected to close?

•	The transaction is expected to close by the end of The Home Depot's current fiscal year (January 31, 2026), subject to customary closing conditions, including regulatory approvals and the tender of a majority of the shares of GMS common stock then outstanding (on a fully diluted basis).

6.	Will GMS leadership stay with the company after the transaction closes? What will JT’s role be going forward?

•	Following close, JT and our senior leadership team will continue to lead GMS as part of the SRS organization, reporting to Dan Tinker, CEO of SRS.
•	There are many other details still to be determined about how the two companies will come together, and we don’t yet have all of the answers.

7.	Will GMS retain its company name? What about our subsidiary company names?

•	It is important to keep in mind that this announcement is only the beginning.
•	There are many things still to be determined about how the two companies will come together, and we don’t yet have all of the answers.
•	The transaction is expected to close by the end of The Home Depot's current fiscal year (January 31, 2026), subject to customary closing conditions, including regulatory approvals and the tender of a majority of the shares of GMS common stock then outstanding (on a fully diluted basis).
•	Until such time, GMS must continue to operate separately and independently from SRS and The Home Depot.
•	Put simply, it remains business as usual for all of us.

8.	How will GMS be integrated into The Home Depot?

•	Following close, JT and our senior leadership team will continue to lead GMS as part of the SRS organization, reporting to Dan Tinker, CEO of SRS.
•	SRS looks forward to welcoming the entire GMS team and capitalizing on the exciting opportunity ahead.
•	It is important to keep in mind that this announcement is only the beginning.
•	There are many things still to be determined about how the two companies will come together, and we don’t yet have all of the answers.

9.	Why is SRS / The Home Depot a good fit for GMS?

•	Joining forces with SRS and The Home Depot is an important step for GMS – and it is your hard work and dedication and the outstanding reputation of the Company that has made this transaction possible.
•	SRS and The Home Depot have great respect for the strong business we have built at GMS, and the products and capabilities we can bring to their professional contractor customer offerings as they focus on delivering a best-in-class value proposition.
•	SRS and The Home Depot value the platform we have established expanding our national reach combined with our local go-to-market focus that serves commercial and residential customers.
•	Importantly, GMS, SRS and The Home Depot share core values that include an entrepreneurial attitude, building strong relationships, delivering excellent service and believing you can never go wrong doing the right thing.
•	SRS and The Home Depot also share our deep commitment to giving back to our communities and taking care of our people above all else.
•	To that end, they are excited to welcome our entire team and capture the exciting opportunity ahead.

10.	Who is SRS?

•	SRS is a leading specialty trade distributor across multiple verticals, including roofing, landscaping and pool supplies – which are all highly complementary to our business at GMS.
•	Like GMS, SRS operates under multiple independent brands and offers local relationships that customers want, while providing the support of a national organization.
•	Once the transaction is closed, we will have a combined network of more than 1,200 locations and a fleet of more than 8,000 trucks across 48 states and six Canadian provinces.
•	In bringing GMS together with SRS, we will have a differentiated team, and an even wider breadth of capabilities and products that will enable us to add even more value for our customers.
•	Importantly, our companies also share similar core values, and SRS and The Home Depot share our deep commitment to taking care of our people above all else.

11.	What does this mean for team members?

•	This announcement is only the beginning, and nothing changes immediately.
•	The transaction is expected to close by the end of The Home Depot's current fiscal year (January 31, 2026), subject to customary closing conditions, including regulatory approvals and the tender of a majority of the shares of GMS common stock then outstanding (on a fully diluted basis).
•	Until such time, GMS must continue to operate separately and independently from SRS and The Home Depot.
•	Put simply, it remains business as usual for all of us.
•	You should not expect any impact to your day-to-day responsibilities, and we should all remain focused on executing and serving our customers as we always have.

12.	How does GMS’ culture compare to The Home Depot’s and SRS’?

•	In SRS and The Home Depot, we have found partners that have great respect for the strong business we have built at GMS, and the products and capabilities we can bring as they continue to expand SRS’ offerings to better serve professional contractors.
•	Importantly, GMS, SRS and The Home Depot share core values that include an entrepreneurial attitude, building strong relationships, delivering excellent service and believing you can never go wrong doing the right thing.
•	SRS and The Home Depot also share our deep commitment to giving back to our communities and taking care of our people above all else.
•	We are confident SRS and The Home Depot are the right partners to help further propel GMS forward.

13.	Will there be any changes to compensation or benefits? How will this affect my 401(k) plan?

•	Until the transaction closes, we will continue to operate under our current compensation and benefits programs.
•	To the extent any changes are made after the transaction closes, those will be communicated as the decisions are made.

14.	Will there be any changes to my role or responsibilities?

•	You should not expect any impact to your day-to-day responsibilities, and we should all remain focused on executing and serving our customers as we always have.

15.	Will there be changes to reporting relationships as a result of the transaction? If so, do you know how teams will be reorganized and staffed?

•	Until the close of the transaction, roles, reporting relationship and responsibilities remain unchanged.
•	To the extent any changes are made after the transaction closes, those will be communicated as the decisions are made.

16.	What will happen to the GMS stock I own? Can I sell it?

•	Most employees can continue to buy and sell GMS stock according to company policy.
•	Upon completion of the transaction, your shares will be valued at $110.00 per share.

•	At that point, you will receive $110.00 in cash for each share of GMS common stock that you own.
•	Certain employees will be trading restricted based on their involvement with the transaction. Those employees will be communicated with directly.

17.	What should I tell suppliers and customers who ask me about this announcement?

•	You can let them know that nothing is changing and there are no changes to how we work with them.
•	We remain as committed as ever to being the best distributor in our end markets by consistently providing outstanding service and value for our customers by creating solutions that meet their needs.

18.	What should I do if a SRS or The Home Depot employee contacts me with questions or requests for information? Can I contact employees from SRS or The Home Depot?

•	Until the closing of the transaction, GMS and SRS and The Home Depot will continue to operate as separate entities.
•	As such, no confidential information may be shared at this time.
•	All information shared with SRS and The Home Depot should come at the discretion of GMS’ management and legal team.

19.	Will our corporate HQ still be moving?

•	Yes. We are still moving and will begin working out of our new location beginning on Monday July 14th. It is business as usual.
•	For corporate employees, please refer to the move materials you have received from Leslie Meriwether, Holly Boyles and/or your Department’s Move Ambassador(s) if you have questions specific to this matter.

20.	What should I do if I receive an inquiry from media, analysts or investors?

•	Should you receive any external inquiries regarding this matter, please direct them to Carey Phelps at Carey.Phelps@gms.com.

21.	Who should I reach out to if I have additional questions?

•	If you have any additional questions, please direct them to your manager.

Additional Information

Under the terms of the acquisition agreement, Gold Acquisition Sub, Inc., a subsidiary of The Home Depot, Inc. and SRS Distribution, Inc., will commence a cash tender offer to purchase all of the outstanding shares of GMS’ common stock. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common stock of GMS or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by The Home Depot, Inc. and Gold Acquisition Sub, Inc., and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by GMS. The offer to purchase common stock of GMS will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF GMS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer that will be named in the tender offer statement on Schedule TO. Copies of the documents filed with the SEC by GMS, including the solicitation/recommendation statement on Schedule 14D-9, will be available free of charge on GMS’ internet website at https://investor.gms.com.

Forward-Looking Statements

This document, including the exhibits attached hereto and incorporated herein, contains forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. Generally, these statements may be identified by the use of words such as “expect,” “intend,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. These forward-looking statements are based on a number of assumptions that could ultimately prove inaccurate. Forward-looking statements made herein with respect to the tender offer, the acquisition and related transactions, including, for example, the timing of the completion of the acquisition and the potential benefits of the acquisition, reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, GMS’ actual results may differ materially from its expectations or projections. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements: (i) uncertainties as to the timing of the tender offer and the acquisition; (ii) uncertainties as to how many GMS stockholders will tender their shares in the tender offer; (iii) the possibility that competing acquisition proposals will be made; (iv) the possibility that GMS will terminate the acquisition agreement to enter into an alternative transaction; (v) the possibility that various closing conditions for the transactions contemplated by the acquisition agreement may not be satisfied or waived; (vi) the risk that the acquisition agreement may be terminated in circumstances requiring GMS to pay a termination fee; (vii) the potential impact of the announcement or consummation of the proposed transactions on GMS’ relationships, including with employees, suppliers and customers; and (viii) the other factors and financial, operational and legal risks or uncertainties described in GMS’ public filings with the SEC, including the “Risk Factors” section of GMS’ Annual Report on Form 10-K for the fiscal year ended April 30, 2025, as well as the tender offer materials filed and to be filed by The Home Depot, Inc. and Gold Acquisition Sub, Inc. in connection with the tender offer and the solicitation/recommendation statement to be filed by GMS. GMS disclaims any obligation or undertaking to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.